250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Declares September 2023 Cash Dividend

GLENS FALLS, N.Y. (July 28, 2023) — The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on July 26, 2023, declared a quarterly cash dividend of $0.27 per share payable September 15, 2023 to shareholders of record on September 1, 2023.

This represents a 3% increase over the cash dividend paid in the third quarter of 2022, as a result of the 3% stock dividend distributed on September 23, 2022. This marks the 41st consecutive quarterly cash dividend.

The dividend will be paid in all cash including to participants in the Company's Automatic Dividend Reinvestment Plan for which no dividends will be reinvested.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

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